EXHIBIT 99.1

CONTACT:	ICR, Inc.
Rachel Schacter/Allison Malkin
203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES THIRD QUARTER RESULTS

~ Net Sales of $211.4 million; $225.1 million in Constant Currency ~

~ Operating Income of $38.3 million or 18.1% of Net Sales ~

~ EPS of $1.28 and Adjusted EPS of $1.31 ~

~ Company Updates Outlook ~

~ Board Declares Quarterly Dividend ~

Paramus, NJ – November 22, 2022 -- Movado Group, Inc. (NYSE: MOV) today announced third quarter and nine-month results for the periods ended October 31, 2022.

Fiscal 2023 Third Quarter Highlights (See table below for GAAP and Non-GAAP measures)

•	Reported net sales of $211.4 million, representing a decrease of 2.9% versus third quarter fiscal 2022;
•	Delivered net sales growth of 3.4% on a constant dollar basis;
•	Generated gross margin of 57.3% compared to 57.7% in the prior year period;
•	Reduced operating expenses by $1.4 million;
•	Generated adjusted operating income of $38.9 million, or 18.4% of sales;
•	Delivered adjusted diluted earnings per share of $1.31 as compared to $1.36 in the prior year period; and
•	Maintained a strong balance sheet at quarter end, including cash of $186.7 million and no debt.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “The disciplined execution of our strategy led to topline growth in constant currency and solid profitability in an increasingly difficult macro-environment. We maintained a healthy gross margin rate and managed expenses, which drove adjusted operating margin of 18.4% in the quarter. Our innovative watch and jewelry offerings continued to resonate with customers around the globe as reflected in the 10.2% increase in international sales on a constant dollar basis, with strong performance across all international regions. In this climate, we are pleased with the results across our brands and, in particular, with the continued success of our new CK brand that has been very well received by consumers.”

Mr. Grinberg continued: “We are well positioned for this holiday season. As consumers in our key markets experience inflationary pressure, we are updating our annual outlook to reflect currency headwinds and a softer spending environment. Along those lines, we have an outstanding product pipeline across our portfolio, and are especially excited about our new Alta collection in Movado. With a strong balance sheet that includes $186.7 million in cash and no debt, we are confident in our positioning to continue to navigate the uncertain environment and, importantly, profitably grow our world class portfolio of brands in our ongoing effort to deliver value for all of our stakeholders.”

Non-GAAP Items (See attached table for GAAP and Non-GAAP measures)

Third quarter fiscal 2023 results of operations included the following items:

•	a $0.6 million pre-tax charge, or $0.5 million after tax, representing $0.03 per diluted share, associated with the amortization of acquired intangible assets related to the acquisition of Olivia Burton; and
•	a $0.1 million pre-tax and after-tax charge, representing $0.00 per diluted share, associated with the amortization of acquired intangible assets and deferred compensation related to the acquisition of MVMT.

Third quarter fiscal 2022 results of operations included the following items:

•	$0.7 million pre-tax charge, or $0.6 million after tax, representing $0.03 per diluted share, associated with the amortization of acquired intangible assets related to the acquisition of Olivia Burton; and
•	$0.1 million pre-tax charge, or $0.1 million after tax, representing $0.00 per diluted share, associated with the amortization of acquired intangible assets and deferred compensation related to the acquisition of MVMT.

In this press release, references to “adjusted” results exclude the impact of the above charges and the charges described in the Non-GAAP Items section of the Company’s earnings release for the first and second quarter of fiscal year 2023 in deriving the adjusted results for the nine months ended October 31, 2022 and October 31, 2021. Please refer to the attached GAAP and Non-GAAP measures table for a detailed reconciliation of the Company’s reported results to its adjusted, non-GAAP results.

Third Quarter Fiscal 2023 (See attached table for GAAP and Non-GAAP measures)

•	Net sales decreased 2.9% to $211.4 million, or increased 3.4% on a constant dollar basis to $225.1 million, compared to $217.7 million in the third quarter of fiscal 2022. The increase in constant currency net sales reflected growth in sales to international wholesale customers and in Movado Company Stores. International net sales decreased 0.7% on a reported basis compared to the third quarter of last year while increasing 10.2% on a constant dollar basis. U.S. net sales decreased 5.9% as compared to the third quarter of last year.
•	Gross profit was $121.0 million, or 57.3% of sales, compared to $125.6 million, or 57.7% of sales, in the third quarter of fiscal 2022. The decrease in gross margin percentage was primarily the result of the unfavorable impact of foreign currency exchange rates and increased shipping costs, partially offset by favorable changes in channel and product mix.
•	Operating expenses were $82.8 million compared to $84.2 million in the third quarter of fiscal 2022. Adjusted operating expenses were $82.1 million for the third quarter of fiscal 2023 and $83.4 million in the third quarter of fiscal 2022. This decrease was primarily due to lower performance-based compensation and lower marketing expenses, partially offset by higher payroll related expenses. As a percent of sales, adjusted operating expenses increased to 38.8% of sales from 38.3% in the prior year period due to lower sales.
•	Operating income was $38.3 million compared to $41.4 million in the third quarter of fiscal 2022. Adjusted operating income for the third quarter of fiscal 2023 was $38.9 million compared to adjusted operating income of $42.2 million in the third quarter of fiscal 2022.
•	The Company recorded a tax provision of $8.4 million compared to a tax provision of $9.6 million in the third quarter of fiscal 2022. The Company recorded an adjusted tax provision in the third quarter of fiscal 2023 of $8.6 million compared to an adjusted tax provision of $9.7 million in the third quarter of fiscal 2022.
•	Net income was $29.3 million, or $1.28 per diluted share, compared to net income of $31.4 million, or $1.33 per diluted share, in the third quarter of fiscal 2022. Adjusted net income for the fiscal 2023 period was $29.8 million, or $1.31 per diluted share. This compares to adjusted net income in the third quarter of fiscal 2022 of $32.1 million, or $1.36 per diluted share.

Nine Month Results Fiscal 2023 (See attached table for GAAP and Non-GAAP measures)

•	Net sales increased 5.9% to $557.6 million, or 10.9% on a constant dollar basis, compared to $526.4 million in the first nine months of fiscal 2022. The increase in net sales reflected growth in sales to international wholesale customers and in Movado Company Stores. International net sales increased 13.1% on a reported basis and 22.3% on a constant dollar basis as compared to the same period last year. U.S. net sales decreased 2.3% as compared to the prior year period.
•	Gross profit was $324.6 million, or 58.2% of sales, compared to $298.2 million, or 56.7% of sales in the same period last year. The increase in gross margin percentage was primarily the result of favorable changes in channel and product mix partially offset by the unfavorable impact of foreign currency exchange rates and increased shipping costs.
•	Operating expenses were $230.4 million as compared to $218.9 million in the same period last year. Adjusted operating expenses were $228.3 million compared to $216.4 million in the prior year period. This increase was primarily due to higher payroll-related costs, higher marketing expenses, and certain other operating expenses to support the increase in net sales, partially offset by lower performance-based compensation. As a percent of sales, adjusted operating expenses decreased to 40.9% of sales from 41.1% in the prior year period due to improved sales leverage.

•	Operating income was $94.2 million compared to operating income of $79.3 million in the same period last year. Adjusted operating income was $96.4 million compared to $81.8 million in the prior year period.
•	The Company recorded a tax provision in the first nine months of fiscal 2023 of $20.9 million as compared to a provision of $18.2 million in the first nine months of fiscal 2022. The Company recorded an adjusted tax provision of $21.3 million compared to an adjusted tax provision of $18.7 million for the first nine months of fiscal 2022.
•	Net income was $71.8 million, or $3.12 per diluted share, compared to net income of $60.2 million, or $2.54 per diluted share, in the first nine months of last year. In the first nine months of fiscal 2023, adjusted net income was $73.5 million, or $3.19 per diluted share, compared to adjusted net income of $62.2 million, or $2.63 per diluted share.

Fiscal 2023 Outlook

Given the prevailing foreign exchange headwinds and the uncertain retail environment, the Company is updating its fiscal 2023 outlook.

For fiscal 2023, the Company expects:

•	Net sales in the range of approximately $740 million to $750 million versus the previous outlook of $780 million to $790 million presented with our second quarter results. As compared to the prior year, currency is expected to unfavorably impact full-year fiscal 2023 net sales by approximately $35 million. This revised outlook represents growth of 1.0% to 2.4% from fiscal 2022 net sales.
•	Gross profit to continue to be approximately 58.0% of net sales.
•	Operating income in the range of $120 million to $125 million versus the previous outlook of $125 million to $130 million.
•	An effective tax rate of approximately 23%, assuming no changes to the current tax regulations.

In addition, the Company’s outlook for fiscal 2023 excludes approximately $3.0 million of amortization of acquired intangible assets and deferred compensation for fiscal 2023 related to the Olivia Burton and MVMT brands and does not contemplate significant further impact of increasing inflation or geopolitical unrest or further significant fluctuations from prevailing foreign currency exchange rates.

Quarterly Dividend and Share Repurchase Program

The Company also announced today that on November 22, 2022, the Board of Directors approved the payment on December 16, 2022 of a cash dividend in the amount of $0.35 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on December 2, 2022.

During the third quarter of fiscal 2023, the Company repurchased approximately 209,000 shares under its November 23, 2021 share repurchase program. As of October 31, 2022, the Company had $24.3 million remaining available under the share repurchase program.

Conference Call

The Company’s management will host a conference call and audio webcast to discuss its results today, November 22, 2022 at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-0784. Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call. Additionally, a telephonic re-play of the call will be available from 12:00 p.m. ET on November 22, 2022 until 11:59 p.m. ET on December 6, 2022 and can be accessed by dialing (844) 512-2921 and entering replay pin number 13734526.

Movado Group, Inc. designs, sources, and distributes MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, CALVIN KLEIN®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, and LACOSTE®, watches, and, to a lesser extent jewelry and other accessories, and operates Movado Company Stores in the United States and Canada.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted gross profit, adjusted gross margin, adjusted operating expenses and adjusted operating income, which are gross profit, gross margin, operating expenses and operating income, respectively, under GAAP, adjusted to eliminate the amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions. The Company is also presenting adjusted tax provision, which is the tax provision under GAAP, adjusted to eliminate the impact of charges for the Olivia Burton and MVMT acquisitions. The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which are net income, earnings per share and effective tax rate, respectively, under GAAP, adjusted to eliminate the after-tax impact of amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions. The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same U.S. dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, including inflation, increased commodity prices and tightness in the labor market, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters and pandemics, including the effect of the

COVID-19 pandemic and other diseases on travel and traffic in the Company’s retail stores and the stores of its wholesale customers, supply disruptions, delivery delays and increased shipping costs, adverse impact on the Company’s wholesale customers and customer traffic in the Company’s stores as a result of increased uncertainty and economic disruption caused by the COVID-19 pandemic, the impact of international hostilities, including the Russian invasion of Ukraine, on global markets, economies and consumer spending, on energy and shipping costs and on the Company’s supply chain and suppliers, defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, including price increases to offset increased costs, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the possible impairment of acquired intangible assets, risks associated with the Company’s minority investments in early-stage growth companies and venture capital funds that invest in such companies; the continuation of the Company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation and administrative proceedings, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, complex and quickly-evolving regulations regarding privacy and data protection, the continued availability to the Company of financing and credit on favorable terms, business disruptions, and general risks associated with doing business outside the United States including, without limitation, import duties, tariffs (including retaliatory tariffs), quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,

	2022	2021	2022	2021

Net sales	$211,397	$217,746	$557,625	$526,418

Cost of sales	90,370	92,172	232,986	228,189

Gross profit	121,027	125,574	324,639	298,229

Total operating expenses	82,756	84,171	230,417	218,937

Operating income	38,271	41,403	94,222	79,292

Non-operating income/(expense):
Other income	422	86	704	443
Interest expense	(143)	(133)	(356)	(582)

Income before income taxes	38,550	41,356	94,570	79,153

Provision for income taxes	8,439	9,561	20,868	18,206

Net income	30,111	31,795	73,702	60,947

Less: Net income/(loss) attributable to noncontrolling interests	825	390	1,900	723

Net income attributable to Movado Group, Inc.	$29,286	$31,405	$71,802	$60,224

Diluted Income Per Share Information
Net income attributable to Movado Group, Inc.	$1.28	$1.33	$3.12	$2.54

Weighted diluted average shares outstanding	22,794	23,600	23,044	23,679

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except for percentage data)

(Unaudited)

	As Reported
	Three Months Ended
	October 31,		% Change

	2022	2021

Total net sales, as reported	$211,397	$217,746	-2.9%

Total net sales, constant dollar basis	$225,051	$217,746	3.4%

	As Reported Nine Months Ended October 31,		% Change

	2022	2021

Total net sales, as reported	$557,625	$526,418	5.9%

Total net sales, constant dollar basis	$583,564	$526,418	10.9%

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except per share data)

(Unaudited)

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Three Months Ended October 31, 2022
As Reported (GAAP)	$211,397	$121,027	$82,756	$38,271	$38,550	$8,439	$29,286	$1.28
Olivia Burton Costs (1)	—	—	(600)	600	600	115	485	0.03
MVMT Costs (2)	—	—	(71)	71	71	17	54	0.00
Adjusted Results (Non-GAAP)	$211,397	$121,027	$82,085	$38,942	$39,221	$8,571	$29,825	$1.31

Three Months Ended October 31, 2021
As Reported (GAAP)	$217,746	$125,574	$84,171	$41,403	$41,356	$9,561	$31,405	$1.33
Olivia Burton Costs (1)	—	—	(714)	714	714	136	578	0.03
MVMT Costs (2)	—	—	(103)	103	103	26	77	0.00
Adjusted Results (Non-GAAP)	$217,746	$125,574	$83,354	$42,220	$42,173	$9,723	$32,060	$1.36

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Nine Months Ended October 31, 2022
As Reported (GAAP)	$557,625	$324,639	$230,417	$94,222	$94,570	$20,868	$71,802	$3.12
Olivia Burton Costs (1)	—	—	(1,924)	1,924	1,924	366	1,558	0.07
MVMT Costs (2)	—	—	(228)	228	228	55	173	0.00
Adjusted Results (Non-GAAP)	$557,625	$324,639	$228,265	$96,374	$96,722	$21,289	$73,533	$3.19

Nine Months Ended October 31, 2021
As Reported (GAAP)	$526,418	$298,229	$218,937	$79,292	$79,153	$18,206	$60,224	$2.54
Olivia Burton Costs (1)	—	—	(2,161)	2,161	2,161	411	1,750	0.08
MVMT Costs (2)	—	—	(335)	335	335	84	251	0.01
Adjusted Results (Non-GAAP)	$526,418	$298,229	$216,441	$81,788	$81,649	$18,701	$62,225	$2.63

(1)	Related to the amortization of acquired intangible assets for Olivia Burton.
(2)	Related to the amortization of acquired intangible assets and the MVMT brand's deferred compensation, where applicable.

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 31,	January 31,	October 31,
	2022	2022	2021
ASSETS

Cash and cash equivalents	$186,665	$277,128	$201,814
Trade receivables, net	135,566	91,558	136,373
Inventories	215,006	160,283	170,714
Other current assets	18,664	16,974	20,151
Income taxes receivable	7,978	7,941	7,099
Total current assets	563,879	553,884	536,151

Property, plant and equipment, net	18,207	19,470	19,365
Operating lease right-of-use assets	74,918	68,599	68,669
Deferred and non-current income taxes	44,288	42,596	41,687
Other intangibles, net	9,818	13,507	14,511
Other non-current assets	64,570	63,104	60,634
Total assets	$775,680	$761,160	$741,017

LIABILITIES AND EQUITY

Accounts payable	$40,884	$46,011	$29,473
Accrued liabilities	66,894	48,522	69,975
Accrued payroll and benefits	15,581	25,117	19,798
Current operating lease liabilities	16,779	13,693	13,853
Income taxes payable	25,457	18,123	11,936
Total current liabilities	165,595	151,466	145,035

Deferred and non-current income taxes payable	15,639	19,614	20,354
Non-current operating lease liabilities	65,164	62,730	62,853
Other non-current liabilities	45,735	50,264	53,212

Redeemable noncontrolling interest	2,433	2,311	2,445

Shareholders' equity	478,021	472,808	454,349

Noncontrolling interest	3,093	1,967	2,769
Total equity	481,114	474,775	457,118

Total liabilities, redeemable noncontrolling interest and equity	$775,680	$761,160	$741,017

MOVADO GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended October 31,
	2022	2021
Cash flows from operating activities:
Net income	$73,702	$60,947
Depreciation and amortization	8,218	9,401
Other non-cash adjustments	7,413	8,388
Changes in working capital	(108,857)	(40,969)
Changes in non-current assets and liabilities	(4,125)	927
Net cash (used in)/provided by operating activities	(23,649)	38,694

Cash flows from investing activities:
Capital expenditures	(4,703)	(3,637)
Long-term investments	(2,716)	(1,100)
Trademarks and other intangibles	(175)	(193)
Net cash used in investing activities	(7,594)	(4,930)

Cash flows from financing activities:
Repayment of bank borrowings	—	(21,140)
Dividends paid	(23,600)	(16,226)
Stock repurchase	(28,150)	(17,023)
Stock awards and options exercised and other changes	(80)	496
Other	(85)	(99)
Net cash used in financing activities	(51,915)	(53,992)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(7,349)	(1,786)
Net change in cash, cash equivalents, and restricted cash	(90,507)	(22,014)
Cash, cash equivalents, and restricted cash at beginning of period	277,716	224,423

Cash, cash equivalents, and restricted cash at end of period	$187,209	$202,409

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$186,665	$201,814
Restricted cash included in other non-current assets	544	595
Cash, cash equivalents, and restricted cash	$187,209	$202,409